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                                                                     EXHIBIT 4.4

                                     FORM OF

                             STOCK OPTION AGREEMENT
                                    DDI CORP.

                                                               December 19, 2003

                       Re: DDi Corp. Grant of Stock Option

          DDi Corp. (the "Company") is pleased to advise you that, pursuant to the Company's 2003 Directors Equity Incentive Plan (the "Plan"), the Company's Board of Directors has granted to the option (the "Stock Option") to acquire shares the Company's common stock, par value $.001 per share (the "Common Stock"), as set forth below (the "Option Shares"), subject to the terms and conditions set forth herein: Stock Option is not intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

          Certain capitalized terms used herein are defined in paragraph 10 below.

          1. Grant of Stock Option.

          (a) Grant. Subject to the terms and conditions set forth herein, the Company hereby grants to you (or such other persons as permitted by paragraph 7) a Stock Option to purchase 100,000 Option Shares.

          (b) Exercise Price. The exercise price for the Stock Option shall be $5.00 per Option Share (subject to adjustment as set forth herein).

          (c) Vesting. The Stock Option granted hereunder may be exercised only to the extent it has become vested. The Stock Option shall vest in an increment of 40% on the date hereof and in three successive increments of 20% on each twelve-month anniversary hereof.

          (d) Expiration Date. In no event shall any part of the Stock Option be exercisable after December 19, 2013 (the "Expiration Date"), subject to earlier expiration as provided in paragraph 3 below should you cease to be a director of the Company.

          2. Payment of Option Price.

     The Stock Option, to the extent that the vesting conditions applicable to such Stock Option as described above have been satisfied, may be exercised in whole or in part upon payment of an amount (the "Option Price") equal to the product of (i) the applicable exercise price and (ii) the number of Option Shares to be acquired thereunder. Payment of the Option Price shall be made by one or more of the following means:

          (a) in cash (including check, bank draft, money order or wire transfer of immediately available funds);

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          (b) by simultaneous sale through a broker reasonably acceptable to the
Committee of Option Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board;

          (c) by any combination of the foregoing.

          3. Additional Vesting and Expiration Terms. Notwithstanding anything contained herein to the contrary, the following special vesting and expiration rules shall apply if you no longer serve as a director of the Company (i) prior to the Option becoming fully vested and exercisable and/or (ii) prior to the applicable expiration date:

          (a) Death or Disability. If you die or become subject to a Disability while a director of the Company, then (i) all of the Stock Option, to the extent then vested and exercisable, shall remain exercisable by you, your executor or administrator or the person or persons to whom the Stock Option is transferred by will or the applicable law of descent and distribution (or such other persons as permitted by paragraph 7) for a one year period from the date of your death or Disability but in no event after any applicable expiration date and (ii) all of the Stock Option to the extent not already fully vested and exercisable will be forfeited.

          (b) Discharge for Cause. If you cease to be a director of the Company due to Cause, all of your Stock Option shall expire and be forfeited immediately upon such cessation, whether or not then exercisable.

          (c) Other Termination. Unless otherwise determined by the Board, if you cease to be a director of the Company for any reason other than death, Disability or Cause, (i) all of your Stock Option, to the extent vested and exercisable on the date of such cessation, shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the Stock Option; provided that you do not engage in Competition during such 90-day period unless you receive written consent to do so from the Board, and (ii) all of your Stock Option, to the extent not vested and exercisable on the date of such cessation, shall be forfeited immediately upon such cessation.

          4. Change in Control.

          (a) Upon any Change of Control effected solely for cash consideration,
(i) all of your Stock Option shall immediately become fully vested and exercisable and all deferrals, other than deferrals of amounts that are neither measured by reference to nor payable in shares of Common Stock, shall be accelerated, immediately prior to the Change of Control and (ii) upon consummation of such Change of Control your Stock Option, if then outstanding and requiring exercise, shall be forfeited unless assumed by an acquiring or surviving entity or its affiliate as provided in the following sentence.

          (b) Upon any Change of Control where the consideration is a combination of cash and securities, (x) the percentage amount of your unvested Stock Option that shall become immediately vested and exercisable shall be equal to the percentage amount that cash consideration represents to the total consideration used in connection with such Change of


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Control and (y) the percentage amount of your unvested Stock Option that shall be converted into unvested Stock Options of the surviving entity resulting from such Change of Control shall be equal to the percentage amount that securities used as consideration represent to the total consideration used in connection with such Change of Control.

          (c) Upon any Change of Control where cash is not used as any form of consideration, all your unvested Stock Option shall be converted into unvested Stock Options of the surviving entity resulting from such Change of Control.

          (d) If, following a Change of Control, you are removed as a director of the Company within one year after such Change in Control, all of your Stock Option shall become fully vested and exercisable upon such removal and shall remain so for up to one year after the date of removal, but in no event after the expiration date of the Stock Option. In addition, the Board shall have the authority to grant options that become fully vested and exercisable automatically upon a Change in Control, whether or not you are subsequently removed as a director of the Company.

          5. Procedure for Exercise. You may exercise all or any portion of the Stock Option, to the extent it has vested and is exercisable and outstanding, at any time and from time to time prior to the applicable expiration date, by delivering written notice to the Company in the manner specified by the Company from time to time, together with payment of the Option Price in accordance with the provisions of paragraph 2 above. The Stock Option may not be exercised for a fraction of an Option Share.

          6. Withholding of Taxes.

          (a) Participant Election. Unless otherwise determined by the Committee, you may elect to deliver shares of Common Stock (or have the Company withhold Option Shares acquired upon exercise of the Option) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of the Option. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.

          (b) Company Requirement. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of Option Shares under this Agreement.

          7. Transferability of Option. Unless the Committee determines otherwise, you may transfer the Option granted hereunder only by will or the laws of descent and distribution or to any of your Family Members by gift or a qualified domestic relations order as defined by the Code. Unless the context requires otherwise, references herein to you are deemed to include any permitted transferee under this paragraph 7. Unless the Committee determines otherwise, the Option may be exercised only by you; by your Family Member if such person has acquired the Option by gift or qualified domestic relations order; by the executor or administrator


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of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution; or by the guardian or representative of any of the foregoing.

          8. Conformity with Plan. The Stock Option is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

          9. Rights of Participants. Nothing in this Agreement shall confer upon you any right to continue as a director of the Company for any period of time, or to continue your present (or any other) rate of compensation or level of responsibility. Nothing in this Agreement shall confer upon you any right to be selected again as a Plan participant, and nothing in the Plan or this Agreement shall provide for any adjustment to the number of Option Shares subject to the Option upon the occurrence of subsequent events except as provided in paragraph 11 (Adjustments) below.

          10. Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

          "Board" means the Board of Directors of the Company.

          "Cause" means the occurrence of one or more of the following events:

          (i) indictment of conviction of any felony (it being understood that if you are not convicted of a felony within two (2) years of indictment (or later if any state or federal agency is actively prosecuting such felony), such options shall be reinstated),

          (ii) fraud, misappropriation, or embezzlement that, if you were an employee of the Company or its Subsidiaries, would warrant termination from the Company or its subsidiaries based upon the existing policies of the Company and its subsidiaries then in effect,

          (iii) failure or refusal, after reasonable notice, to perform the material duties of such person's office,

          (iv) drug or alcohol abuse that, if you were an employee of the Company or its Subsidiaries, would warrant termination from the Company or its subsidiaries based upon the existing policies of the Company and its subsidiaries then in effect,

          (v) any willful misconduct or willful acts that materially impair the assets of operations of the Company and its subsidiaries, taken as a whole,


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          (vi)   acts of discrimination or sexual harassment that, if you were an employee of the Company or its Subsidiaries, would warrant termination from the Company or its subsidiaries based upon the existing policies of the Company and its subsidiaries then in effect,

          (vii) public statements disparaging the Company that are likely to cause material damage to the Company and its subsidiaries, taken as a whole.

          "Change in Control" means the occurrence of one of the following events:

          (i) any "person" or "group" is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (for the purposes of this clause, such person shall be deemed to beneficially own any voting stock of a person held by any other person (the "parent entity"), if such person is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the voting stock of such parent entity) or such person or group has the power, directly or indirectly, to elect a majority of the members of the board of directors of the Company;

          (ii) the sale of all or substantially all the assets of the Company to another person, or, the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or if the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the voting stock of the Company are changed into or exchanged for cash, securities, or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving person or transferee that represent, immediately after such transaction, a majority of the aggregate voting power of the voting stock of the surviving person or transferee; or

          (iii)  the Company is dissolved or liquidated.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Committee" shall mean the Compensation Committee of the Board.

          "Common Stock" shall mean the Common Stock, par value $.001 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

          "Company" shall mean DDi Corp., a Delaware corporation, and (except to the extent the context requires otherwise) any subsidiary corporation of the Company as such term is defined in Section 424(f) of the Code.


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          "Competition" shall be deemed to occur if a person whose employment with the Company or a Subsidiary has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any Subsidiary with which the person was involved in a management role at any time during his or her last five years of employment with or other service for the Company or any Subsidiary.

          "Disability" shall mean a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or as otherwise determined by the Committee.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

          "Family Member" has the meaning given to such term in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

          "Grant Date" shall mean the date of this Agreement.

          "Option Shares" shall mean (i) all shares of Common Stock issued or issuable upon the exercise of the Option and (ii) all shares of Common Stock issued with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Common Stock.

          "Subsidiary" shall mean a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

          11. Adjustments.

          (a) In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of shares reserved for issuance under the Plan, the number and kind of shares covered by the Stock Option and the exercise price of outstanding Stock Option. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan.

          (b) Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in paragraph 4, the Committee may, in its discretion, (i) cancel any or all outstanding Option Shares in consideration for payment to you of an amount equal to the portion of the consideration that would have been


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payable to you pursuant to such transaction if the Stock Option had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to you pursuant to such transaction if the Stock Option had been fully exercised immediately prior thereto would be less than the aggregate exercise price that would have been payable therefor, cancel any or all such Option Shares for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee's discretion.

          12. Amendment or Substitution of Stock Option. The terms of the Stock Option may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate; provided that, except as otherwise provided in paragraph 11 (Adjustment) above, no such amendment shall adversely affect in a material manner any of your rights under the award without your written consent, and provided further that the Committee shall not reduce the exercise price of each of the Stock Option without approval of the stockholders of the Company.

          13. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

          14. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

          15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          16. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

          17. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          18. Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS


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AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW
RULES, OF THE STATE OF DELAWARE.

          19. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to you at the address appearing on the signature page to this Agreement and to the Company at 1220 Simon Circle, Anaheim, CA 92806, Attn: Timothy Donnelly, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

          20. Entire Agreement. This Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your acquisition of the Option Shares.

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                    SIGNATURE PAGE TO STOCK OPTION AGREEMENT


     Please execute the extra copy of this Agreement in the space below and return it to Timothy Donnelly at 1220 North Simon Circle, Anaheim, CA 92806, to confirm your understanding and acceptance of the agreements contained in this Agreement.

                                    Very truly yours,


                                    DDI CORP.

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                                    By:
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                                        Name:
                                              ----------------------------------
                                        Title:
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Enclosures:       1.       Extra copy of this Agreement
                           Copy of the Plan


     The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of                         OPTIONEE

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                                    Name:
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                                    Address (please print)

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